Exhibit 10.3

March 1, 2006

Mr. Malcolm M. Aslin

6415 High Drive

Mission Hills, KS  66208

Dear Mick:

The purpose of this letter (the “Letter Agreement”) is to set forth our agreement regarding certain employment-related matters.  This Letter Agreement shall be null and void and of no further effect if the merger of Gold Banc Corporation, Inc. (“Gold Banc”) with and into Marshall & Ilsley Corporation (“M&I”) (the “Merger”) does not occur.

1.

Employment Termination/Bonus. Your employment with Gold Banc will terminate on the date of the Merger (the “Merger Date”).  As a result, you will no longer be entitled to payments of base salary or participation in the welfare benefit plans of Gold Banc or M&I after the Merger Date, except as provided in the Consulting Agreement referenced below.  You will receive a bonus in the amount of $220,000 if (a) you remain in the employ of Gold Banc until the Merger Date and (b) you continue to assist in the transition planning for combining the Gold Banc operations and personnel with those of M&I.  The bonus will be paid on the first payroll date following the Merger Date, will be subject to applicable federal and state income and employment tax withholding.  This amount includes payment for any unused personal or vacation days at the time your employment terminates, and you will receive no separate payment therefor.  In exchange for this payment, you agree not to apply for unemployment compensation benefits from Gold Banc or M&I respecting the end of your employment.

2.

Change of Control Payment.  Pursuant to your Change in Control Agreement with Gold Banc (the “Agreement”), M&I will pay you an amount equal to two years’ base salary ($1,084,126) in a lump sum on the date that is six months and one day after the Merger Date.  You will receive interest on this payout for the six-month deferral period at an annualized rate of 3.92%.  The total interest paid to you will be $21,423 and will also be reportable as taxable income to you.  This total payment is in lieu of any severance or other termination benefits you would otherwise be entitled to under any other plan, policy or arrangement of Gold Banc or M&I, and such amounts will not count as compensation for purposes of any of their qualified or nonqualified retirement or welfare benefit plans.  This amount will be reduced by any applicable federal and state income and employment tax withholding.  You will not be entitled to this amount if your employment terminates prior to the Merger, or if the Merger does not occur.

3.

Consulting Agreement.  You and M&I agree to enter into a Consulting Agreement in the form attached hereto.

4.

M&I Board Service.  Promptly after the Merger, M&I will take such action as may be reasonably necessary to appoint you to its Board of Directors with a term expiring at M&I’s 2008 Annual Meeting of Shareholders.  Also, you will be named Chairman of both the Kansas City and Florida Advisory Boards for a term expiring on the same date as M&I’s 2008 Annual Meeting of Shareholders.  Compensation as a non-employee director of M&I’s Board and chairman of the Advisory Boards will begin upon your appointment.  Your compensation as chairman of the Advisory Boards will be $10,000 annually for each board, and will be in lieu of any other retainer or meeting fees.

5.

Equity Awards.  Nothing in this letter will adversely affect the vesting of the equity awards made to you by Gold Banc, which shall vest in accordance with their terms.

6.

Miscellaneous. This Letter Agreement shall be governed and construed in accordance with the laws of Kansas, without regard to their principles of conflicts of laws, except to the extent superseded by Federal law, and shall be binding upon the parties hereto and their respective successors and assigns. This Letter Agreement may not be amended without the written consent of M&I and you.

You may accept this Letter Agreement by signing it in the space provided below and returning it to Paul Renard at Marshall & Ilsley Corporation, 770 North Water Street, Milwaukee, Wisconsin, 53202.

Very truly yours,

MARSHALL & ILSLEY CORPORATION

By:    /s/ Paul J. Renard

Paul J. Renard, Senior Vice President

I agree with and accept the above-mentioned terms contained in this letter agreement and agree to be bound by them.

Dated this 14th day of March, 2006.

/s/ Malcolm M. Aslin

Malcolm M. Aslin